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Exhibit 3.1

ARTICLES OF INCORPORATION

OF

ATI OPERATING COMPANY

        The undersigned, a natural person of full age, for the purpose of forming a corporation under Minnesota Statutes, Chapter 302A, adopts the following Articles of Incorporation:

ARTICLE I

NAME

        The name of this corporation shall be ATI Operating Company.

ARTICLE II

REGISTERED OFFICE

        The registered office of this corporation is located at 730 Second Avenue So., Suite 1200, Minneapolis, MN 55402.

ARTICLE III

INCORPORATOR

        The name and address of the incorporator are:

Name	Address
David L. Mitchell	2800 LaSalle Plaza 800 LaSalle Avenue Minneapolis, MN 55402-2015

ARTICLE IV

CAPITAL

        The aggregate number of shares of stock which this corporation shall have the authority to issue is One Million (1,000,000) shares with a par value of One Cent ($0.01) per share.

ARTICLE V

CLASSES AND SERIES OF STOCK

        In addition to, and not by way of limitation of, the powers granted to the Board of Directors by Minnesota Statutes, Chapter 302A, the Board of Directors of this corporation shall have the power and authority to fix by resolution any designation, class, series, voting power, preference, right, qualification, limitation, restriction, dividend, time and price of redemption, and conversion right with respect to any stock of the corporation. Upon adoption of such resolution, a statement shall be filed with the Secretary of State in compliance with Section 302A.401, Minnesota Statutes, before the issuance of any shares for which the resolution creates rights or preferences not set forth in these Articles; provided, however, where the shareholders have received notice of the creation of shares with rights or preferences not set forth in the Articles before the issuance of the shares, the statement may be filed any time within one year after the issuance of the shares.

ARTICLE VI

SHAREHOLDER VOTING

        No shareholder of this corporation shall be entitled to any cumulative voting rights.

        The shareholders of the corporation shall take action by the affirmative vote of the holders of a majority of the shares present and entitled to vote, except where a larger proportion is required by law, these Articles of Incorporation or a shareholder control agreement.

ARTICLE VII

PREEMPTIVE RIGHTS

        No shareholder of this corporation shall have any preferential, preemptive, or other rights of subscription to any shares of any class or series of stock of this corporation allotted or sold or to be allotted or sold, whether now or hereafter authorized, or to any obligations or securities convertible into any class or series of stock of this corporation.

ARTICLE VIII

BOARD OF DIRECTORS

        The names and addresses of the members of the initial Board of Directors are:

Name	Address
Cliff D. Williams	730 Second Avenue So., Suite 1200 Minneapolis, MN 55402
Richard A. Smith	730 Second Avenue So., Suite 1200 Minneapolis, MN 55402

ARTICLE IX

DIRECTOR LIABILITY

        A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (I) liability based on a breach of the duty of loyalty to the corporation or the shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper repurchase of the corporation's stock under Minnesota Statutes, Section 302A.559, or on violations of federal or state securities laws; (iv) liability for any transaction from which the director derived an improper personal benefit; or (v) liability for any act or omission occurring prior to the date this Article IX becomes effective. If Minnesota Statutes, Chapter 302A, hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Chapter 302A. Any repeal of this provision as a matter of law or any modification of this Article by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

ARTICLE X

BOARD ACTION WITHOUT A MEETING

        Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting by written action signed by a majority of the members of the Board of Directors then in office, except as to those matters which require shareholder approval, in which case the written action shall be signed by all members of the Board of Directors then in office.

        The incorporator has executed these Articles of Incorporation on July 14, 1999.

INCORPORATOR:
/s/ DAVID L. MITCHELL David L. Mitchell

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  Exhibit 3.1
ARTICLES OF INCORPORATION OF ATI OPERATING COMPANY
ARTICLE I NAME
ARTICLE II REGISTERED OFFICE
ARTICLE III INCORPORATOR
ARTICLE IV CAPITAL
ARTICLE V CLASSES AND SERIES OF STOCK
ARTICLE VI SHAREHOLDER VOTING
ARTICLE VII PREEMPTIVE RIGHTS
ARTICLE VIII BOARD OF DIRECTORS
ARTICLE IX DIRECTOR LIABILITY
ARTICLE X BOARD ACTION WITHOUT A MEETING